EXHIBIT 23.1

                  [LETTERHEAD OF CROWE CHIZEK AND COMPANY LLC]

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of, Interactive Motorsports and Entertainment Corp., of our report dated April 4, 2003, relating to the December 31, 2002 financial statements of Interactive Motorsports and Entertainment Corp. and Subsidiary which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-KSB of Interactive Motorsports and Entertainment Corp. and Subsidiary for the year ended December 31, 2002.


Crowe Chizek and Company LLC

September 4, 2003
Indianapolis, Indiana